EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ShockWave Medical, Inc. 2019 Equity Incentive Plan, the ShockWave Medical, Inc. Employee Stock Purchase Plan, and the ShockWave Medical, Inc. 2009 Equity Incentive Plan of our report dated February 8, 2019 (except for Note 14, as to which the date is February 22, 2019) with respect to the consolidated financial statements of ShockWave Medical, Inc. included in the Registration Statement (Form S-1 No. 333-229590), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 6, 2019